ASSIGNMENT OF STOCK PURCHASE AGREEMENT


      The DUNES HOTELS AND CASINOS, INC., ("Assignor") for value received does hereby grant, sell, assign, transfer, set over and convey to:

                        GENERAL FINANCIAL SERVICES, INC.,

      ("Assignee"), and for its successors all rights, title, and all interest the Assignor may have in that certain STOCK PURCHASE AGREEMENT, dated May 4, 2001, by and between Dunes Hotels and Casinos, Inc. and Empire and Co.

                         DUNES HOTELS AND CASINOS, INC.




                          By:   /s/ Steve K. Miller
                              ----------------------------------
                                   Steve K. Miller, President




STATE OF KANSAS           )
                          )     ss.
COUNTY OF SEDGWICK        )

The undersigned, a Notary Public in and for above-said County and State, does hereby acknowledge that Steve K. Miller of Dunes Hotels and Casinos, Inc., personally appeared before me this day, and by me duly sworn, says that he, being informed of the contents, voluntarily executed the foregoing and annexed instrument for and on behalf of said entity. WITNESS my hand and official stamp, this 8th day of May, 2001.



                          ______________________________
                          Notary Public

My Commission Expires: